EX-99.h.1.ii

AMENDMENT NO. 5 TO

SCHEDULE A

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF OCTOBER 27, 2017

Delaware Emerging Markets Fund
Delaware Global Value Fund
Delaware International Small Cap Fund (formerly, Delaware Focus Global Growth Fund)
Delaware International Value Equity Fund

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE GROUP GLOBAL &
SERVICES COMPANY		INTERNATIONAL FUNDS for its series set
forth in this Schedule A

By:	/s/ Michael F. Capuzzi	By:	/s/ Shawn K. Lytle
Name:	Michael F. Capuzzi	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer